EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-59307, 333-35060, 333-67520 and 333-108868) pertaining to the 1997 Stock Option Plan of Notify Technology Corporation and the Registration Statements (Form S-3 Nos. 333-60552 and 333-71940) of Notify Technology Corporation and in the related Prospectuses of our report dated October 31, 2002, with respect to the financial statements of Notify Technology Corporation included in the Annual Report (Form 10-KSB) for the year ended September 30, 2002.

Ernst & Young LLP

San Jose, California

December 22, 2003